Exhibit 99.1

Consolidated Financial Statements

Years ended January 1, 2011 and January 2, 2010

U.S. Corrugated, Inc. and Subsidiaries

Consolidated Financial Statements

Fiscal Year ended January 1, 2011 and Fiscal year ended January 2, 2010

U.S. Corrugated, Inc. and Subsidiaries

Independent Auditors’ Report

Board of Directors

U.S. Corrugated, Inc.

Newark, New Jersey

We have audited the accompanying consolidated balance sheets of U.S. Corrugated, Inc. and subsidiaries (the “Company”) as of January 1, 2011 and January 2, 2010 and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of U.S. Corrugated, Inc. and subsidiaries at January 1, 2011 and January 2, 2010, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Woodbridge, NJ

March 22, 2011

Consolidated Financial Statements

U. S. Corrugated, Inc. and Subsidiaries

Consolidated Balance Sheets (amounts in thousands)

	January 1, 2011	January 2, 2010

Assets
Current:
Cash	$6,262	$2,197
Trade accounts receivable net of allowance for doubtful accounts of $1,380 and $3,153, respectively	55,077	45,414
Inventories	39,399	24,806
Deferred income taxes	5,325	3,869
Other current assets	13,353	10,584
Total Current Assets	119,416	86,870
Property and equipment - net	94,260	100,929
Goodwill	33,611	33,611
Intangible assets, net	16,867	19,257
Other assets	8,445	10,563
Total Assets	$272,599	$251,230
Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities of long-term debt	$1,842	$3,002
Accounts payable - trade	43,182	33,441
Accrued expenses	15,139	14,040
Total current liabilities	60,163	50,483
Long-term debt, net of current maturities	157,783	148,311
Deferred income taxes	22,702	20,862
Other long-term liabilities	2,749	2,604
Total liabilities	243,397	222,260
Shareholders’ Equity
US Corrugated, Inc. Shareholders’ Equity
Common stock, $.01 par value; 1,254 authorized; 1,128.5 issued and outstanding at January 1, 2011 and January 2, 2010	11	11
Additional paid in capital	38,352	39,196
Accumulated deficit	(9,971)	(10,237)
Total shareholders’ equity USC and Subsidiaries	28,392	28,970
Non-controlling interest	810	—
Total equity	29,202	28,970
Total liabilities and shareholders’ equity	$272,599	$251,230

See accompanying notes to consolidated financial statements.

U.S. Corrugated, Inc. and Subsidiaries

Consolidated Statements of Operations (amounts in thousands)

	Year ended January 1, 2011	Year ended January 2, 2010

Net sales	$548,453	$461,022
Cost of goods sold (excluding production expenses of $121,989 and $110,724 for years ended January 1, 2011 and January 2, 2010, respectively which are reported in Production and distribution expenses	302,366	243,495
Gross margin	246,087	217,527
Production and distribution expenses	151,973	138,105
Selling and administrative expenses	76,319	73,009
Income from operations	17,795	6,413
Other income (expenses)
Interest expense - debt facilities	(15,174)	(15,174)
Interest expense - amortization of deferred financing costs	(1,557)	(1,408)
Other - net	(144)	74
Total other expenses	(16,875)	(16,508)
Income (loss) before income taxes	920	(10,095)
Income tax (expense) benefit	(563)	2,992
Net income (loss)	357	(7,103)
Less: net income attributable to non-controlling interests	91	—
Net income (loss) attributable to U.S. Corrugated, Inc. and Subsidiaries	$266	$(7,103)

See accompanying notes to consolidated financial statements.

U.S. Corrugated, Inc. and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity

Year Ended January 1, 2011 and Year Ended January 2, 2010

(amounts in thousands)

	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Equity USC & Subs	Non-controlling Interest	Total

Balance, January 3, 2009	$11	$38,999	$(3,134)	$35,876		$35,876
Net loss			(7,103)	(7,103)		(7,103)
Stock-based compensation		197		197		197
Balance, January 2, 2010	11	39,196	(10,237)	28,970	—	28,970
Net income			266	266	91	357
Transfer of property between entities under common control		(993)		(993)	993	—
Net distribution from Variable Interest Entity					(274)	(274)
Stock-based compensation		149		149		149
Balance, January 1, 2011	$11	$38,352	$(9,971)	$28,392	$810	$29,202

See accompanying notes to consolidated financial statements.

U.S. Corrugated, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (amounts in thousands)

	Year ended January 1, 2011	Year ended January 2, 2010

Cash flows from operating activities
Net income (loss)	$357	$(7,103)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of fixed assets	13,655	12,943
Amortization of intangible assets and capitalized software	3,312	3,391
Amortization of deferred financing costs	1,557	1,408
Loss (gain) on disposal of fixed assets	43	(41)
Deferred income taxes	383	(3,405)
Noncash deferred rent	158	503
Stock-based compensation	149	197
Accretion of discounted notes payable	542	530
Changes in operating assets and liabilities:
Accounts receivable	(9,751)	(4,430)
Inventories	(14,594)	6,637
Other current assets	(2,668)	(3,955)
Accounts payable	9,737	8,495
Accrued expenses	167	2,765
Other liabilities	(13)	(74)
Net cash provided by operating activities	3,034	17,861

Cash flows from investing activities
Capital expenditures	(6,419)	(6,113)
Proceeds from the sale of fixed assets	178	78
Proceeds from insurance settlement	—	436
Net cash used in investing activities	(6,241)	(5,599)

Cash flows from financing activities
Repayment of long-term debt	(3,019)	(1,303)
Net borrowing activity under lines of credit	4,790	(10,974)
Deferred financing costs	(225)	—
Net distribution from Variable Interest Entity	(274)	—
Proceeds from issuance of long-term debt	6,000	—
Net cash provided by (used in) financing activities	7,272	(12,277)
Net increase (decrease) in cash	4,065	(15)
Cash, beginning of year	2,197	2,212
Cash, end of year	$6,262	$2,197
Supplemental disclosures of cash flow information
Cash Paid During the Year for:
Interest	$14,667	$14,805
Income Taxes	$461	$265

See accompanying notes to consolidated financial statements.

U.S. Corrugated, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts in thousands)

1.              Organization and Operations

U.S. Corrugated, Inc. (“USC” or the “Company”), formerly LINPAC, Inc., is a wholly owned subsidiary of U.S. Corrugated America, Inc. which is a wholly owned subsidiary of U.S. Corrugated Acquisition Inc., (the “Parent”) which is a majority owned subsidiary of Four M Holdings, LLC (“Four M”). Included in the Company’s consolidated financial statements are the accounts of its wholly owned subsidiary U.S. Display Group, Inc., (“Displays”) as well as the accounts of the entities purchased in 2008: Anderson Packaging, Inc. (“Anderson”), Timberline Packaging, Inc. (“Timberline”), MCPH, LLC (“MCPH”) and U.S. Corrugated of Mesquite, LLC (“USCM”), as well as the accounts of 700 N Sam Houston Road Realty, LLC (“700 NSHRR”), a variable interest entity (“VIE”). All intercompany balances and transactions have been eliminated.

On August 26, 2006, Four M purchased all of the outstanding capital stock of PICNAL Acquisition Inc (“PICNAL”), LINPAC America Inc. (“LAI”), and the Company from LINPAC USA Holdings Inc for approximately $121,000 in cash (the “LINPAC Purchase”). Of this amount, approximately $83,000 was obtained from external debt financing. The Company was also capitalized with approximately $38,000 from Four M. The names of LAI and PICNAL were changed to U.S. Corrugated America, Inc. and U.S. Corrugated Acquisition Inc., respectively.

On April 27, 2007, the Company closed on a transaction to purchase from Longview Fibre Paper and Packaging, Inc. (the “Longview Purchase”) substantially all of the assets, excluding certain real property, and to assume certain liabilities related to Longview’s converted products production facilities located in Amsterdam, New York; Bowling Green, Kentucky; Cedar Rapids, Iowa; Fridley, Minnesota; Grand Forks, North Dakota; Milwaukee, Wisconsin; Seward, Nebraska; and West Springfield, Massachusetts (collectively, the “Longview Facilities”). The purchase price, which was financed with external debt and new equity, was approximately $39,000. By capitalizing on Longview’s desire to exit these markets, this acquisition allowed the Company to expand its geographic footprint.

On February 15, 2008, the Company purchased all of the issued and outstanding shares of Anderson (the “Anderson Purchase”), effective February 1, 2008. Anderson operates two corrugated paper sheet conversion plants located in Lawrenceburg, Kentucky and Somerset, Kentucky. The purchase price was approximately $5,000, consisting of assumed debt of $3,000, a loan payoff of $600, and cash to the Seller of $1,400. As a result of this acquisition, Anderson became a guarantor of the $135,000 10% Senior Secured Notes (the “Bonds”).

On July 16, 2008, the Company purchased assets, primarily fixed assets including real estate and inventory, of Heritage Packaging Corp. (the “Heritage Purchase”) in College Park, GA for approximately $11,600 payable by $8,600 in cash at close and assumption of liabilities of $3,000. The former Heritage facility has been expanded to include additional converting capabilities and is being operated as a division of the Company.

On July 17, 2008, the Company purchased all of the issued and outstanding shares of Timberline (the “Timberline Purchase”). Timberline operates a box plant in Coal Center, PA and a sheet converting plant located in Bethesda, OH. The purchase price was approximately $19,100, comprised of a loan of $6,600, a seller note of $1,400 and cash of $11,100. As a result of this acquisition, Timberline became a guarantor of the Bonds.

On October 2, 2008, the Company purchased all of the membership interests in MCPH which in turn owned 100% of USCM. MCPH also owned the real estate associated with the Mesquite, TX box

U.S. Corrugated, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts in thousands)

plant (the “Mesquite Property”). The combined purchase price was approximately $29,200 consisting of cash to seller of $18,300, loan payoffs of $3,900 and a seller note with a face value of $7,000.

These acquisitions were made to increase the Company’s market presence and further the Company’s growth strategy.

On June 9, 2010, MCPH sold the Mesquite Property for aggregate consideration of $7,600 to 700 NSHRR, an entity owned by the Company’s indirect controlling shareholder.  As part of the sale, MCPH assigned its lease with USCM to 700 NSHRR. Concurrent with the sale, MCPH and the shareholder entered into an arrangement whereby $1,600 was transferred to the shareholder at closing.  In exchange, MCPH is entitled to receive at the shareholders’ option, either a) $1,600 plus interest of 3.243% per annum at the earlier of a future sale of the Mesquite Property or nine (9) years or b) all of the equity interests of 700 NSHRR. This arrangement and the operating lease with USCM cause 700 NSHRR to be a VIE for which the Company is deemed to be the primary beneficiary and therefore it is consolidated within these financial statements and its non-controlling interest is presented within the consolidated equity section.

700 NSHRR’s operations principally consist of leasing the Mesquite Property to USCM under a triple net lease that expires in 2024.  USC and its wholly-owned subsidiaries have no other obligation or guarantee to any of 700 NSHRR’s liabilities.

The Company’s revenues result from the manufacture and sale of recycled corrugated containerboard, corrugated containers, and corrugated point-of-sale displays, and are sold primarily in the eastern, mid-western and southern United States. Accordingly, the Company’s financial results are sensitive to fluctuations in the market price of significant raw materials such as old corrugated containers (“O.C.C.”) and containerboard.

The Company’s fiscal year end occurs on the Saturday closest to December 31.

2.              Significant Accounting Policies

Cash

The Company classifies any instrument which is highly liquid and has an original maturity of three months or less as cash.

Accounts Receivable

The Company records accounts receivable as the amount owed by the customer, net of an allowance for estimated doubtful accounts. The Company does not discount accounts receivable because collection generally occurs over a short period of time. The Company estimates the allowance for doubtful accounts based on historical experience, current economic conditions and the credit worthiness of our customers. The Company charges-off receivables when they are determined to be no longer collectible.

U.S. Corrugated, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts in thousands)

Inventories

Inventories are stated at the lower of cost, determined principally by the first-in, first-out method, or market. A reserve is recorded when the inventory is determined to be obsolete or in excess of expected use.

Property and Equipment

Maintenance and repairs are charged to expense as incurred. Depreciation and amortization for all periods presented have been computed using the straight-line method over the following estimated useful lives:

Classification	Useful Life
Buildings	20 years
Machinery and equipment	5 – 10 years
Office furnishings	5 – 10 years
Leasehold improvements	Lease term

Estimated useful lives are periodically reviewed and when warranted, changes are made.

Intangible Assets (other than Goodwill)

Intangible assets consist primarily of long standing customer relationships, non-compete agreements, and trade names.  The Company utilized the discounted cash flow method to estimate the fair value of its intangible assets upon acquisition.  Amortization is calculated based on estimated cash flows over the remaining estimated useful life of the assets.

Goodwill

As a result of the LINPAC Purchase, the Anderson Purchase, the Heritage Purchase, and the Timberline Purchase, the excess of the purchase price over the fair value allocated to the Company’s net assets, as adjusted, was allocated to goodwill. The Company does not amortize goodwill but is required to perform an annual impairment test. The Company uses the first day of its fiscal fourth quarter as the annual impairment test date. There have been no impairments to date.

When performing its annual impairment test, the Company estimates fair value primarily through an evaluation of market values established by recent industry specific acquisition transactions and, to a lesser extent, a review of market metrics of publicly traded comparable companies.

Deferred Financing Costs

The Company deferred approximately $7,900 in financing costs related to the refinancing of the Company’s Bonds (see Note 6) and approximately $2,100 in financing costs related to various lines of credit and other debt. Deferred financing costs are amortized over the terms of the respective facilities. As of January 1, 2011 and January 2, 2010, deferred financing costs net of amortization, were approximately $4,400 and $5,700, respectively. These costs are included in other long-term

U.S. Corrugated, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts in thousands)

assets in the accompanying consolidated balance sheets and are amortized using the effective interest method to interest expense in the accompanying statement of operations.

Impairment of Long-Lived Assets

The Company, using its best estimates based on reasonable and supportable assumptions and projections, reviews for impairment the carrying values of its long-lived assets and certain identifiable intangibles to be held and used whenever events or changes in circumstances indicate that such carrying value may not be recoverable.

Shipping and Handling Costs

All amounts billed to customers related to shipping and handling is recorded as revenue. Costs incurred by the Company for shipping and handling are recorded as a component of production and distribution expenses and were approximately $23,800 and $18,800 for the fiscal years ended January 1, 2011 and January 2, 2010, respectively.

Income Taxes

The Company accounts for income taxes using an asset and liability approach to financial accounting and reporting. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. The Company periodically assesses the recoverability of deferred tax assets and provides a valuation allowance when management believes it is more likely than not that the deferred tax assets will not be realized. The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate resolution.  The Company has not had any unrecognized tax benefits. Interest and penalties are accrued related to unrecognized tax benefits as components of our income tax provision. No interest and penalties have been accrued related to unrecognized tax benefits.

Revenue Recognition

The Company sells corrugated containerboard, corrugated containers, and corrugated point-of-sale displays.  The Company recognizes revenue when title passes to the customer, typically, when the product is delivered to the customer.

U.S. Corrugated, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts in thousands)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Fair Value

The Company follows FASB ASC 820-10-25, “Fair Value Measurements and Disclosures.” This standard establishes a framework for measuring fair value and expands disclosure about fair value measurements. The Company did not elect fair value accounting for any assets and liabilities allowed by FASB ASC 825, “Financial Instruments”. FASB ASC 820-10 defines fair value as the amount that would be received for an asset or paid to transfer a liability (i.e., an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. FASB ASC 820-10 also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. FASB ASC 820-10 describes the following three levels of inputs that may be used:

Level 1:	Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets and liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2:	Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

Level 3:	Unobservable inputs when there is little or no market data available, thereby requiring an entity to develop its own assumptions. The fair value hierarchy gives the lowest priority to Level 3 inputs.

Subsequent Events

The Company has evaluated subsequent events through March 22, 2011, the date the financial statements were available to be issued.

3.              Inventories

At January 1, 2011 and January 2, 2010, the components of inventory were as follows (in thousands):

	Fiscal year ended January 1, 2011	Fiscal year ended January 2, 2010
Raw materials	$30,001	$15,733
Consumables	1,586	1,470
Finished goods	7,812	7,603
Inventories	$39,399	$24,806

U.S. Corrugated, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts in thousands)

4.              Property and Equipment

At January 1, 2011 and January 2, 2010, the components of property and equipment were as follows (in thousands):

	Fiscal year ended January 1, 2011	Fiscal year ended January 2, 2010
Land and buildings	$28,063	$27,816
Machinery and equipment	114,093	107,634
Office furnishings	1,224	1,132
Total property and equipment	143,380	136,582
Less: accumulated depreciation	49,120	35,653
Property and equipment, net	$94,260	$100,929

Included in machinery and equipment at January 1, 2011 and January 2, 2010 are assets under a capital lease with a cost of approximately $1,600, and accumulated depreciation of approximately $581 and $426, respectively.

Depreciation expense on property and equipment was approximately $13,700 and $12,900 for the fiscal years ended January 1, 2011 and January 2, 2010, respectively.

5.              Intangible Assets

The gross carrying amounts and accumulated amortization by intangible assets at January 1, 2011 and January 2, 2010, were as follows (in thousands):

	Fiscal year ended January 1, 2011		Fiscal year ended January 2, 2010
Amortized intangible assets	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Non-compete agreement	$410	$404	$410	$237
Trade names and trademarks	730	320	730	186
Customer relationships	24,776	8,325	24,776	6,236
Total amortized intangible assets	$25,916	$9,049	$25,916	$6,659

U.S. Corrugated, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts in thousands)

The customer relationship intangible assets have estimated useful lives of between ten and twenty years, the trade names and trademarks intangible assets have estimated useful lives of between three to ten years, and the non-compete agreements have an estimated useful life of between three to six years. All such intangible assets are amortized based on proportional estimated cash flows. Total amortization expense related to these intangible assets recognized during the fiscal years ended January 1, 2011 and January 2, 2010 was approximately $2,400 and $2,600, respectively.  The estimated aggregate amortization expense for each of the five succeeding fiscal years and thereafter is expected to be as follows (in thousands):

Amount
2011	$2,119
2012	1,812
2013	1,700
2014	1,595
2015	1,502
Thereafter	8,139
$16,867

U.S. Corrugated, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts in thousands)

6.              Long-Term Debt

Long-term debt at January 1, 2011 and January 2, 2010, consisted of the following (in thousands):

	Average Interest Rate at	Fiscal year ended
	January 1, 2011	January 1, 2011	January 2, 2010
Senior Secured Notes, due in May 2013, with interest payable semi-annually at 10.00%. The notes are collateralized by all of the Company’s and Restricted Subsidiaries’ real property and machinery and equipment.	10.00%	$135,000	$135,000
$30.0 million Revolving Credit Facility with Bank of America, NA subject to a borrowing base formula with interest payable monthly at the bank’s base (prime) rate, or LIBOR plus 1.5% maturing January 31 2013. Collateralized by the USC’s accounts receivable and inventory.	2.11%	5,216	—
$3.5 million Revolving Credit Facility with Bank of America, NA subject to a borrowing base formula with interest payable monthly at the bank’s base (prime) rate plus 1.5% or LIBOR plus 3%, maturing January 31 2013. Collateralized by all of Anderson’s assets.	4.75%	1,858	1,711
$4.7 million Revolving Credit Facility with PNC Bank NA subject to a borrowing base formula with interest payable monthly at the bank’s base (prime) rate or LIBOR plus 1.75%, maturing July 17, 2013. Collateralized by all of Timberline’s assets.	3.25%	825	1,398
$8.5 million Revolving Credit Facility with PNC Bank NA subject to a borrowing base formula with interest payable monthly at the bank’s base (prime) rate plus 1.75% or LIBOR plus 3.25%, maturing July 17, 2013. Collateralized by all of USCM’s assets.		—	—
Senior Term Loan Facility with PNC Bank NA with interest payable quarterly at a rate based on base (prime) rate + 0.5% or LIBOR + 2.25%. The principal is payable in quarterly installments of $200. Collateralized by all of Timberline’s assets and coterminus with revolver.	2.65%	2,200	3,000
Senior Term Loan Facility with PNC Bank NA with interest payable monthly at a rate based base (prime) rate plus 2.25% or LIBOR plus 3.75%. The principal is payable in quarterly installments of $139. Collateralized by all of USCM’s assets and coterminus with revolver.	4.13%	2,777	3,333
Note payable to the former owners of Timberline Packaging Inc payable on March 31, 2010 in the amount of $1,350.			1,333
Note payable to the Durango McKinley Paper Company. $7.0 million face value note payable to the Durango McKinley Paper Company due October 1, 2014. Interest payable at 7.5% to the extent permitted by USCM’s bank agreement.	17.90%	5,294	4,768
VIE Mortgage payable to Bank of America with interest payable monthly at a rate based on LIBOR + 2.75%. Mortgage matures on June 9, 2015, and is collateralized by the Mesquite Property and a personal guaranty from the member of 700 NSHRR.	3.01%	6,000	—
Capital lease obligations		455	770
Total		159,625	151,313
Less: current maturities		1,842	3,002
Long-term debt - net of current maturities		$157,783	$148,311

U.S. Corrugated, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts in thousands)

Maturities

Aggregate maturities of debt at January 1, 2011, are as follows (in thousands):

Amount
2011	$1,842
2012	3,441
2013	143,798
2014	5,594
2015	300
Thereafter	4,650
$159,625

The Senior Secured Notes are redeemable by the Company, at its option, in whole or in part any time on or after June 1, 2010. Other redemption options and requirements are detailed in the Senior Secured Notes Indenture Agreement. This Indenture Agreement also imposes certain limitations on the ability of the Company to, among other things, incur additional indebtedness or liens, make dividend payments, merge with any other entity, dispose of assets, and other limitations as defined in the Agreement.

The Company’s multiple lines of bank debt listed above are subject to customary nonfinancial and financial covenants such as a fixed charge coverage ratio (“FCCR”). As of January 1, 2011 the Company, Anderson, Timberline and USCM were in compliance with its covenants.

Letter of Credit

As of January 1, 2011, the Company has two outstanding Irrevocable Standby Letters of Credit secured by USC’s revolving bank credit facility. One, in the amount of $950, is for the benefit of the Company’s workers’ compensation insurance provider and the other, in the amount of $700, secures Anderson’s revolver for the benefit of Bank of America.

U.S. Corrugated, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts in thousands)

7.              Income Taxes

The components of the Company’s deferred tax balance at January 1, 2011 and January 2, 2010 are as follows (in thousands):

	Fiscal year ended January 1, 2011	Fiscal year ended January 2, 2010
Property and equipment - net	$(19,892)	$(18,632)
Prepaids	(182)	(174)
Note payable - USCM	(642)	(839)
Customer intangible asset	(6,097)	(6,959)
Total deferred tax liability	(26,813)	(26,604)
Accruals and allowances	5,072	3,655
Inventories	366	301
AMT credit carryforwards	473	683
Charitable contributions carryforwards	183	69
Net operating loss carryforwards	3,525	5,109
Valuation allowance	(183)	(206)
Total deferred tax assets	9,436	9,611
Total net deferred tax liability	(17,377)	(16,993)
Current asset	5,325	3,869
Noncurrent liability	$(22,702)	$(20,862)

The valuation allowance for deferred tax assets at January 1, 2011 reflects the Company’s assessment of the realizability of future income tax benefits associated with certain of its net operating loss carry-forwards. The valuation allowance is applied against certain of the Company’s net operating loss carry-forwards because the Company believes that it is more likely than not that the Company will not generate sufficient taxable income to realize these carry forwards.

U.S. Corrugated, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts in thousands)

The expense (benefit) for income taxes consists of the following (in thousands):

	Fiscal year ended January 1, 2011	Fiscal year ended January 2, 2010
Current
Federal	$(209)	$65
State	389	348
Total current	180	413
Deferred
Federal	567	(3,014)
State	(184)	(391)
Total deferred	383	(3,405)
Total	$563	$(2,992)

The Company’s income tax expense (benefit) differed from the U.S. statutory rate of 34.0% as follows:

	Fiscal year ended January 1, 2011	Fiscal year ended January 2, 2010
Statutory rate applied to income before income taxes	$313	$(3,432)
Increase (decrease) in income taxes resulting from:
Stock option compensation costs	51	67
Non-deductible meals and entertainment costs	103	96
State income tax — net of federal benefit	187	(218)
Prior year true up — state payable	16	62
Adjustment to deferred tax liability	(93)	377
Change in valuation allowance	(23)	4
Income attributable to non-controlling interest	(31)	—
Other	40	52
Total	$563	$(2,992)

U.S. Corrugated, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts in thousands)

At January 1, 2011, the Company had net operating loss carry-forwards that may be carried forward to offset future U.S. federal taxable income and tax liabilities. The amounts of these carry-forwards and years of expiration, if not utilized earlier, are as follows (in thousands):

Net Operating Loss Carryforwards
2017	$648
2018	48
2019	1,086
2023	252
2024	468
2025	38
2026	194
2027	363
2028	585
2029	5,512
$9,194

The Company’s utilization of these net operating loss carry-forwards is limited due to the change in ownership (see Note 1). The Company also has an alternative minimum tax credit carry-forward of $473, which does not expire. State net operating loss carry-forwards of $10,100 expire through 2030.

Accounting for Uncertainty in Income Taxes

The adoption of this pronouncement in 2009 did not impact the Company’s financial position or results of operations. The Company’s accounting policy is to recognize accrued interest and penalties related to unrecognized tax benefits as part of the provision for income taxes.

The Company is subject to U.S. Federal, and state income taxes. The Company’s tax years remain open for examination by the tax authorities primarily beginning 2005 through present except for tax jurisdictions where the statue of limitations has yet to begin.

U.S. Corrugated, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts in thousands)

8.              Commitments and Contingencies

Lease Commitments

At January 1, 2011, future minimum lease payments under the Company’s capital and operating leases with an initial or remaining non-cancelable term in excess of one year are as follows (in thousands):

	Capital	Operating Leases
Fiscal Year	Leases	Plant	Equipment
2011	$365	$8,267	$4,230
2012	122	7,967	3,630
2013	—	7,430	3,390
2014	—	9,054	3,051
2015	—	6,989	2,795
Thereafter	—	73,564	478
Total future minimum lease payments	$487	$113,271	$17,574
Less amount representing interest	32
Present value future lease payments	$455

The Company leases certain operating facilities under various non-cancelable operating leases expiring through 2027. These leases contain renewal options for 5 to 10 years and may provide for escalation of the rent at specific points during the lease. Several of these leases are with related parties (see Note 10). In addition, the Company leases equipment (principally trucks and trailers) under operating leases expiring within the next 3 to 10 years. In most cases, management expects that leases will be renewed or replaced by other leases in the normal course of business.

Rent expense under such operating leases was approximately $14,500 and $15,000 for the fiscal years ended January 1, 2011 and January 2, 2010, respectively.

Self-insurance contingencies

The Company carries large deductibles on its workers’ compensation, medical insurance, and a portion of our liability claims (together “claims”). The Company accrues for claims filed and an estimate of claims incurred but not yet reported. These reserves approximated $3,400 and $3,700 at January 1, 2011 and January 2, 2010, respectively. Any projections of losses are estimates and are subject to many variables. Among these variables are unpredictable external factors affecting future inflation rates, litigation trends, legal interpretations, benefit level changes, health care costs, and claim settlement patterns. If a greater amount of claims is incurred compared to estimates, or if health care costs increase more than anticipated, recorded reserves may be insufficient and additional costs would be recorded at that time in the consolidated financial statements.

U.S. Corrugated, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts in thousands)

Contingencies

The Company, in the ordinary course of business, is the subject of, or a party to, various pending or threatened legal actions, including those pertaining to employment practices. It is vigorously contesting all lawsuits that, in general, are based upon claims of the kind that have been customary over the past several years. After analyzing the Company’s contingent liabilities on a gross basis and, based upon past experience with resolution of its employment practices claims and the limits of the primary, excess, and umbrella liability insurance coverages that are available with respect to pending claims, management believes that adequate provision has been made to cover any potential liability not covered by insurance, and that the ultimate liability, if any, arising from these actions should not have a material adverse effect on the consolidated balance sheet, results of operations or cash flows of the Company.

9.              Related-Party Transactions

During the fiscal years ended January 1, 2011 and January 2, 2010, the Company sold approximately $1,500 and $2,200, respectively, of products to Mannkraft, Inc., whose beneficial principal owner is also the principal owner of Four M. As of January 1, 2011 and January 2, 2010, the Company had accounts receivable totaling approximately $51 and $100, respectively, from Mannkraft, Inc. related to these sales.

During the fiscal years ended January 1, 2011 and January 2, 2010, the Company purchased approximately $424 and $415 of products, respectively from Mannkraft, Inc. and its subsidiary. As of January 1, 2011 and January 2, 2010, the Company had an accounts payable balance of approximately $8 and $100, respectively, to Mannkraft, Inc. related to these purchases.

During the fiscal years ended January 1, 2011 and January 2, 2010, the Company made payments to Mannkraft, Inc., for shared administrative costs totaling approximately $29 and $9, respectively. Amounts charged to Mannkraft, Inc for shared administrative and selling costs during these years totaled approximately $643 and $138, respectively. At January 1, 2011 and January 2, 2010, the Company had a related balance receivable from Mannkraft, Inc of approximately $152 and $0, respectively.

During the fiscal years ended January 1, 2011 and January 2, 2010, the Company sold approximately $7,600 and $3,000, respectively of waste paper to Fibre Marketing Group, whose owner is the brother of the principal owner of Four M. As of January 1, 2011 and January 2, 2010, the Company had accounts receivable totaling approximately $1,271 and $503, respectively, from Fibre Marketing Group related to these sales. In addition, the Company purchased approximately $2,700 and $1,600 of products from Fibre Marketing Group during the fiscal year ended January 1, 2011 and January 2, 2010, respectively and had accounts payable balance of approximately $80 and $46, respectively, related to these purchases.

During the fiscal years ended January 1, 2011 and January 2, 2010, the Company paid management fees to Four M totaling $1,200 and $1,178. This amount is included in selling and administrative expenses. In addition to the management fees, the Company reimbursed Four M for administrative activities including travel and financing costs paid on our behalf during the fiscal year ended January 1, 2011 and year ended January 2, 2010 of approximately $870 and $1,018, respectively.

U.S. Corrugated, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts in thousands)

During the fiscal years ended January 1, 2011 and January 2, 2010, the Company billed approximately $174 and $175 to Four M for administrative and other shared services that the Company performed on their behalf.

During the fiscal years ended January 1, 2011 and January 2, 2010, the Company paid consulting fees to the brother of the principal owner of Four M totaling $93 and $0, respectively.

The Company leases six production facilities from a related party that is fifty percent owned by the principal owner of Four M and fifty percent by an individual that owns approximately four percent of the Parent. These facilities were purchased by the related party in conjunction with the Longview Purchase.  For fiscal years ended January 1, 2011 and January 2, 2010, the Company expensed approximately $4,300 and $4,200, respectively, in lease payments to this related party.  This amount is included in production and distribution expenses, and these leases terminate in 2027.

During the fiscal years ended January 1, 2011 and January 2, 2010, the Company paid approximately $125 and $125, respectively, in lease payments to the general manager and former owner of Anderson Packaging for rent on the plant facilities. This amount is included in production and distribution expenses, and this lease terminates in 2013.

During the fiscal years ended January 1, 2011 and January 2, 2010, the Company paid approximately $522 and $522, respectively, in lease payments to the former general manager and owner of Timberline Packaging for rent on the plant facilities. This amount is included in production and distribution expenses and this lease terminates on December 31, 2015.

During the fiscal years ended January 1, 2011 and January 2, 2010, the Company paid approximately $132 and $66, respectively, in lease payments to Belhio Associates Realty Corp., whose owner is also the principal owner of Four M, for rent on one of Timberline’s facilities.

During the fiscal years ended January 1, 2011 and January 2, 2010, the Company paid approximately $1,300 and $1,200 in lease payments to Four M Investments II, LLC, a subsidiary of Four M, for rent on the Lancaster plant facilities. This amount is included in production and distribution expenses, and this lease terminates in 2023.

In connection with the USCM financing with PNC, an entity controlled by the Company’s Chairman and majority shareholder has agreed to contribute an additional $1,000 of equity if availability as defined in the credit agreement falls below $1,000.

10.       Retirement Plans

The Company has a retirement savings plan (“401(k) plan”) offered to substantially all employees.  During 2009 the Timberline and Anderson stand alone retirement savings plans were merged into the Company’s 401(k) plan.

Under the terms of the plan, eligible participants may elect to contribute a percentage of their wages earned to the plan, and the Company will contribute an amount equal to 50% of the employees’ contribution, subject to stated maximum percentages.

The Company made contributions to this plan totaling approximately $1,059 and $876 for the fiscal years ended January 1, 2011 and January 2, 2010, respectively.

U.S. Corrugated, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts in thousands)

Certain of the locations acquired in the Longview Purchase have employees that participate in union sponsored multi-employer pension plans. During the fiscal years ended January 1, 2011 and January 2, 2010, the Company contributed approximately $79 and $79, respectively, to these plans on behalf of these employees.

11.       Fair Value of Financial Instruments

The carrying amounts reflected in the consolidated balance sheet for cash, accounts receivable and accounts payable approximate fair value due to their short maturities.

The Company believes that the fair value of their revolving debt facilities, approximate their carrying values at January 1, 2011 due to the short term nature of the facilities.

The fair value of Company’s long-term 10% Senior Secured Notes (“bond debt”) is calculated based on the most recent trade near year-end.  These notes are very thinly traded and involve the physical delivery of the notes upon transfer. At January 1, 2011, the fair value of the Company’s long-term bond debt was $131,000, versus its carrying value of $135,000 (equating to a yield of 8.7%). At January 2, 2010, the fair value of the Company’s long-term bond debt was $113,400, versus its carrying value of $135,000 (equating to a yield of 16.3%).

The fair value of the Company’s long-term 7.5% Note Payable to Durango McKinley is calculated based on the Company’s estimate of market interest rates for debt of similar credit risk, restrictions and duration and is limited to the redemption value as provided for in the Note Payable agreement.  At January 1, 2011 and January 2, 2010, the fair value of the Note Payable was estimated to be its redemption value of $5,300 and $4,800, respectively, which approximated its carrying value.

12.       Risk and Uncertainties

The Company maintains amounts on deposit with various financial institutions, which may, at times, exceed federally insured limits. Management periodically evaluates the credit worthiness of those institutions, and the Company has not experienced any losses on such deposits.

Approximately 36% of the Company’s employees are represented by labor unions under several collective bargaining agreements with varying durations and expiration dates from June 2011 to May 2015. Current belief is that the Company will be successful in negotiating contracts that expire within the next year. Existing collective bargaining agreements may not prevent a strike or work stoppage at the Company’s facilities in the future, and any such work stoppage could have a material adverse effect on our financial position, results of operations, and cash flows.

13.       Stock Based-Compensation Plan

In June, 2008, the Company’s Board of Directors approved the “U.S. Corrugated, Inc. 2008 Stock Incentive Plan” (the “Plan”). The Plan permits the grant of stock options to its employees for up to 125,500 shares of common stock. The Company believes that such awards better align the interests of its employees with those of its shareholders. Option awards are generally granted with an exercise price equal to the fair value of the Company’s stock at the date of grant; those option awards generally vest based on 5 years of continuous service and have 10-year contractual terms. Certain option awards provide for accelerated vesting if there is a change in control (as defined in the Plan). The first awards under this Plan were granted on July 1, 2008.

U.S. Corrugated, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts in thousands)

The fair market value of the stock options at the date of the grant was estimated using the Black-Scholes option pricing model based on the assumptions noted in the following table. The Company estimates a value for its stock options by substituting the average historical volatility of a few comparable publicly traded companies within the corrugated packaging industry for the expected volatility of its share price as an assumption in its valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	January 1, 2011	January 2, 2010
Risk-free interest rate	2.76%	2.41%
Expected dividend yield	0.00%	0.00%
Expected life of options	8 years	8 years
Expected volatility	35.2%	34.30%

The compensation cost that has been charged against income during 2010 and 2009 for the Plan was approximately $149 and $197, respectively.

A summary of the status of the Company’s non-vested stock options as of January 1, 2011, and changes during the fiscal year then ended, is presented below:

	Shares	Weighted Average Exercise Price
Non-vested at January 3, 2009	39,954	$29.19
Granted	21,600	29.28
Vested	(11,634)	29.19
Forfeited & Expired	(10,500)	29.19
Non-vested at January 2, 2010	39,420	$29.22
Granted	12,700	29.34
Vested	(11,960)	29.19
Forfeited & Expired	(3,600)	29.23
Non-vested at January 1, 2011	36,560	$29.25

The per share weighted-average grant-date fair value of options granted during 2010 and 2009 was $13.09 and $12.63, respectively. There were no options exercised during the fiscal years ended January 1, 2011 and January 2, 2010.  As of January 1, 2011, there were 47,120 vested options outstanding.

As of January 1, 2011, there was $461 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 4.8 years.